                                                        Exhibits 5 and 23.2
                               Charles R. Morgan
                 Vice President, General Counsel and Secretary
                      Chiquita Brands International, Inc.
                             250 East Fifth Street
                            Cincinnati, Ohio  45202

                                 April 18, 1995



Chiquita Brands International, Inc.
Chiquita Center
250 East Fifth Street
Cincinnati, Ohio  45202

Gentlemen:

        I have acted as counsel for Chiquita Brands International, Inc. ("Chiquita") in connection with the registration of 330,000 shares of its Capital Stock, $.33 par value, pursuant to Chiquita's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 18, 1995 (the "Registration Statement").

        In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

        Based upon the foregoing, it is my opinion that the shares of Chiquita Capital Stock to be sold pursuant to the Registration Statement have been legally issued and are fully paid and nonassessable.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                Very truly yours,


                                /s/ Charles R. Morgan